GrowGeneration Acquires Two Stores in Alaska to Expand Its Geographic Footprint Into 18th State

Denver - (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States, today announced the acquisition of Southside Garden Supply, Alaska’s largest indoor/outdoor garden center, located in Southern Alaska. As a part of the transaction, GrowGen took over both existing store locations at 2809 Artic Boulevard, Anchorage, Alaska, and 449 West Parks Highway, Wasilla, Alaska.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said, “We are excited to expand our retail footprint into Alaska, representing GrowGen’s 18th state and second new state this year. This transaction is part of our key initiative to continue making whitespace acquisitions and strategically invest our capital for future growth. Southside Garden Supply has successfully served the Alaskan growing market for many years, focusing on quality product offerings and a top-notch customer experience. We look forward to continuing this strong tradition and providing the same caliber of services to the local and surrounding growing markets.”

Mr. Lampert continued, “GrowGen remains committed to providing high-quality products and having the largest product selection, best service, and most knowledgeable grow professionals in the industry. This transaction supports those commitments and enhances our overall portfolio of stores to best serve both our commercial and home-grow customers.”

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 63 stores across 18 states. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

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